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                 [Form of Opinion of Mallesons Stephen Jaques]
                                                                     Exhibit 8.4


                    [LETTERHEAD OF MALLESONS STEPHEN JAQUES]


BP Australia Capital Markets Limited
Level 29
The Tower
Melbourne Central
360 Elizabeth Street
Melbourne VIC 3000
Australia

Dear Sirs

BP Australia Capital Markets Limited - Registration Statement on Form F-3


We have acted as Australian counsel to BP Australia Capital Markets Limited in connection with the offer of US$9,147,000,000 aggregate amount of Guaranteed Debt Securities of the Debt Issuers as described in the Registration Statement on Form F-3 (File No. 333-110203) ("Registration Statement") filed by BP Group on or about the date of this letter under Rule 462(b) of the United States Securities Act of 1933, as amended ("Securities Act"). We confirm to you our opinion as set out in the Registration Statement under the caption "Taxation Considerations - Australian Taxation" in relation to matters of Australian tax law.


We consent to the use of our name and the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully